Exhibit F-2
                                                             -----------




                                            June 5, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   SEC File No. 70-9885
                  --------------------

Ladies and Gentlemen:

          I have examined the Application on Form U-1, dated April 27, 2001, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by Jersey Central Power & Light Company ("JCP&L") with the Securities and Exchange Commission and docketed in SEC File No. 70-9885, as amended by Amendment No. 1 thereto, dated July 27, 2001, Amendment No. 2 thereto, dated August 24, 2001 ("Amendment No. 2"), and Amendment No. 3 thereto, dated this date ("Amendment No. 3"), of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application".) In Amendment No. 2, GPU, Inc. ("GPU"), JCP&L's then parent company (which was merged with FirstEnergy Corp. ("FirstEnergy") in November 2001), became a co-Applicant. In Amendment No. 3, FirstEnergy became a co-Applicant, GPU having ceased to be a co-Applicant by virtue of its merger with FirstEnergy.

          The Application contemplates, among other things, the organization by JCP&L of a Delaware limited liability company (the "Special Purpose Issuer"), which will be a direct subsidiary of JCP&L and will issue and sell up to $320 million of transition bonds ("Transition Bonds"), in accordance with the New Jersey Electric Discount and Energy Competition Act of 1999.

          In connection with this opinion, I (or persons under my supervision or control) have examined such records of

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Securities and Exchange Commission
June 5, 2002
Page 2

FirstEnergy, JCP&L and its subsidiaries, including the Special Purpose Issuer, and have made such further investigation as I have deemed necessary as a basis for this opinion.

          I am Associate General Counsel of FirstEnergy, and have acted as such in connection with the filing of the Application.

          I have assumed that (i) all necessary action, corporate or otherwise, required on the part of JCP&L, and other relevant entities, including the Special Purpose Issuer, shall have been duly taken; (ii) the Commission shall have entered an order forthwith granting the Application; and (iii) all action under the Federal securities laws and state "Blue Sky" laws to permit the proposed transaction shall have been completed.

          Based  upon  and  subject  to the  foregoing,  and  assuming  that the
transactions   therein   proposed  are  carried  out  in  accordance   with  the
Application, I am of the opinion that:

                  (a)  all  Ohio  and  Pennsylvania   laws  applicable   to  the
            proposed transactions will have been complied with; and

                  (b) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of FirstEnergy common stock and of any securities issued by the following FirstEnergy system companies: Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company and Pennsylvania Power Company.

          I hereby consent to the filing of this opinion as an exhibit to the Application.


                                    Very truly yours,


                                    Gary D. Benz